Exhibit 23.2

Feldman Financial Advisors, Inc.

8804 Mirador Place
McLean, VA 22102
(202) 467-6862

March 9, 2021

Boards of Directors

Texas Community Bancshares, Inc.

Mineola Community Mutual Holding Company

Mineola Community Financial Group, Inc.

Mineola Community Bank, S.S.B.

215 West Broad Street

Mineola, Texas 75773

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Application for Conversion to Stock Form, and any amendments thereto, to be filed with the Board of Governors of the Federal Reserve System and the Texas Department of Savings and Mortgage Lending. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report and any Conversion Valuation Appraisal Updates and our statements concerning subscription rights and liquidation rights in such filings and amendments, including the prospectus of Texas Community Bancshares, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

/s/ Feldman Financial Advisors, Inc.
Feldman Financial Advisors, Inc.